SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                             (Amendment No._______)

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]   Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement

[_]   Definitive Additional Materials

[_]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                                  BEL FUSE INC.
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               (Name of Registrant as Specified in Its Charter)



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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

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      (2)   Aggregate number of securities to which transaction applies:

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      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4)   Proposed maximum aggregate value of transaction:

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      (5)   Total fee paid:

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[_]  Fee paid previously with preliminary materials:

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[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously paid:

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      (2)   Form, Schedule or Registration Statement No.:

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      (3)   Filing Party:

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      (4)   Date Filed:

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
                                 [BEL FUSE LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                                  BEL FUSE INC.

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bel Fuse Inc. will be held at the Hilton Newark Airport, 1170 Spring Street, Elizabeth, New Jersey 07201, on Thursday, May 25, 2000 at 2:00 p.m. for the following purposes:

      1.    To elect two directors.

      2. To consider and act upon other matters which may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on April 21, 2000 as the date for determining the shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

                                            By Order of the Board of Directors

                                            Robert H. Simandl, Secretary

Jersey City, New Jersey

April 25, 2000

                                 --------------

      WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                 --------------

      THIS NOTICE AND THE ACCOMPANYING PROXY STATEMENT ARE FURNISHED TO THE HOLDERS OF THE COMPANY'S CLASS B COMMON STOCK, PAR VALUE $0.10 PER SHARE, FOR INFORMATIONAL PURPOSES. HOLDERS OF CLASS B COMMON STOCK ARE NOT ENTITLED TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED.

                                  BEL FUSE INC.
                                  -------------
                                 PROXY STATEMENT
                                  -------------


      The following statement is furnished to the holders of the Class A Common Stock, par value $0.10 per share (the "Class A Common Stock"), of Bel Fuse Inc. ("Bel" or the "Company"), a New Jersey corporation with its principal executive offices at 198 Van Vorst Street, Jersey City, New Jersey 07302, in connection with the solicitation by the Board of Directors of Bel of proxies to be used at Bel's Annual Meeting of Shareholders. The Annual Meeting will be held at the Hilton Newark Airport, 1170 Spring Street, Elizabeth, New Jersey 07201 on Thursday, May 25, 2000 at 2:00 p.m. This Proxy Statement is also furnished to the holders of Bel's Class B Common Stock, par value $0.10 per share (the "Class B Common Stock"), for informational purposes. Holders of Class B Common Stock are not entitled to vote at the Annual Meeting in accordance with Bel's Certificate of Incorporation, as amended. This Proxy Statement and, as to holders of the Class A Common Stock, the enclosed form of proxy are first being sent to shareholders on or about April 25, 2000. As used in the remainder of this Proxy Statement, the term "shareholders" shall refer to the holders of Bel's Class A Common Stock.

VOTING; REVOCATION OF PROXIES

      A form of proxy is enclosed for use at the Annual Meeting if a shareholder is unable to attend in person. Each proxy may be revoked at any time before it is exercised by giving written notice to the secretary of the meeting. A subsequently dated proxy will, if properly presented, revoke a prior proxy. Any shareholder may attend the meeting and vote in person whether or not he has previously given a proxy. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the form of proxy. If a proxy is signed but no specification is given, the shares will be voted "FOR" the Board's nominees to the Board of Directors.

PROXY SOLICITATION

      The entire cost of soliciting these proxies will be borne by Bel. In following up the original solicitation of the proxies by mail, Bel may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock held of record by such persons and may reimburse them for their expenses in so doing. If necessary, Bel may also use its officers and their assistants to solicit proxies from the shareholders, either personally or by telephone or special letter.

VOTE REQUIRED; SHARES ENTITLED TO VOTE; PRINCIPAL SHAREHOLDERS

      The presence in person or by proxy of holders of a majority of the outstanding shares of the Company's Class A Common Stock will constitute a quorum for the transaction of business at the Company's Annual Meeting. Assuming that a quorum is present, the election of directors will require the affirmative vote of a plurality of the shares of Class A Common Stock represented and entitled to vote at the Annual Meeting. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the Annual Meeting. Holders of Class A Common Stock are not entitled to cumulative voting in the election of directors.

      Holders of record of the Class A Common Stock at the close of business on April 21, 2000 (the record date fixed by the Board of Directors) will be entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were 2,637,185 shares of Class A Common Stock outstanding and entitled to vote at the meeting. Each such share is entitled to one vote on all matters to come before the meeting.

      The Company's management is not aware of any individual or entity that owned of record or beneficially more than five percent of the Class A Common Stock as of the record date other than Elliot Bernstein, Howard B. Bernstein and Dimensional Fund Advisors Inc. ("Dimensional"). Elliot Bernstein is the Chairman of the Board, Chief Executive Officer and a Director of the Company. Howard B. Bernstein is a Director of the Company. The business address of Elliot Bernstein and Howard B. Bernstein is 198 Van Vorst Street, Jersey City, New Jersey 07302. For information regarding the number of shares owned by Elliot Bernstein and Howard B. Bernstein, see "Election of Directors."

      Pursuant to a filing made by Dimensional with the Securities and Exchange Commission, Dimensional beneficially owned the following number of shares of the Company's Class A Common Stock as of December 31, 1999.



               NAME AND ADDRESS OF                                               AMOUNT AND NATURE              PERCENT OF
                BENEFICIAL OWNER                                              OF BENEFICIAL OWNERSHIP              CLASS
               -------------------                                            -----------------------           ----------
       Dimensional Fund Advisors, Inc. .....................................        196,100 (1)                     7.5%
       1299 Ocean Avenue
       11th Floor
       Santa Monica, CA 90401



(1) Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 196,100 shares of Bel's Class A Common Stock as of December 31, 1999, all of which shares were owned by advisory clients of Dimensional, no one of which, to the knowledge of Dimensional, owned more than 5% of Bel's outstanding Class A Common Stock. Dimensional disclaims beneficial ownership of all such shares. The foregoing information is based on a filing made by Dimensional with the Securities and Exchange Commission.

2001 ANNUAL MEETING; NOMINATIONS

      Shareholders intending to present proposals at the 2001 Annual Meeting of Shareholders must deliver their written proposals to the Company no later than December 26, 2000 in order for such proposals to be eligible for inclusion in the Company's proxy statement and proxy card relating to next year's meeting and no later than March 11, 2001 in order for such proposals to be considered at next year's meeting (but not included in the proxy statement for such meeting).

                              ELECTION OF DIRECTORS

      The Company's directors are elected on a staggered term basis, with each class of directors being as nearly equal as possible, and standing for re-election once in each three-year period. At the Annual Meeting, the holders of the Class A Common Stock will elect two directors for three year terms.

      Unless a shareholder either indicates "withhold authority" on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as a director of the nominees listed below to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified. Discretionary authority is also solicited to vote for the election of a substitute for said nominees if they, for any reason presently unknown, cannot be candidates for election.

      The following sets forth information as of April 1, 2000 concerning the nominees for election to the Board of Directors and comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Unless otherwise indicated, positions have been held for more than five years.


                           NOMINEES FOR DIRECTOR FOR TERMS WHICH WILL EXPIRE AT THE 2003 ANNUAL MEETING

                                                        DIRECTOR

            NAME                            AGE           SINCE                           BUSINESS EXPERIENCE
            ----                            ---           -----         ---------------------------------------------------------
Howard B. Bernstein* .....................  74            1954          Retired.

John F. Tweedy ...........................  54            1996          Independent consultant (February 2000 to Present);
                                                                            Director of Public Relations of GlobeSpan
                                                                            Semiconductor Inc. (supplier of semiconductor
                                                                            integrated circuit products) (January 1999 to
                                                                            February 2000); Director of Corporate Communications
                                                                            of Standard Microsystems Corp. (supplier of
                                                                            semiconductor integrated circuit products) (July 1995
                                                                            to January 1999); Independent consultant (November
                                                                            1994 to July 1995); President and Chief Executive
                                                                            Officer of NetVision Corp. (developer of computer
                                                                            networking products) (November 1993 to October 1994);
                                                                            Independent Consultant (June 1993 to November 1993);
                                                                            Corporate Vice President, Systems Engineering, of
                                                                            Standard Microsystems Corp. (1988 to June 1993).

             DIRECTORS WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING

                                                        DIRECTOR
            NAME                            AGE           SINCE                           BUSINESS EXPERIENCE
            ----                            ---           -----         ----------------------------------------------------------
Daniel Bernstein* ........................  46            1986          President (June 1992 to Present) of the Company;
                                                                            Vice President and Treasurer of the Company (prior
                                                                            years to June 1992); Managing Director of the
                                                                            Company's Macau subsidiary (1991 to Present).
Peter Gilbert ............................  52            1987          Chairman and Chief Executive Officer
                                                                            (January 1997 to Present) and President and Chief
                                                                            Executive Officer (prior years to December 1996) of
                                                                            The Gilbert Manufacturing Company, a division of
                                                                            Larsdale, Inc., Boston, Massachusetts (manufacturer
                                                                            of electrical components).
John S. Johnson ..........................  70            1996          Independent consultant (April 1993 to Present) for
                                                                            various companies, including the Company
                                                                            (during 1995); Corporate Controller of
                                                                            AVX Corporation (manufacturer of
                                                                            electronic components) (1978 to March
                                                                            1993).



             DIRECTORS WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING

                                                        DIRECTOR
            NAME                            AGE           SINCE                           BUSINESS EXPERIENCE
            ----                            ---         --------        ----------------------------------------------------------
Elliot Bernstein* ........................  76            1949          Chairman of the Board (June 1992 to Present) and
                                                                            Chief Executive Officer of the Company; President of
                                                                            the Company (prior years to June 1992).
Robert Simandl ...........................  71            1967          Secretary of the Company; Practicing Attorney;
                                                                            Member of the law firm of Simandl & Gerr (January
                                                                            1992 to January 1995); member of the law firm of
                                                                            Robert H. Simandl, Counselor of Law (prior years).
------------------

* Messrs. Elliot and Howard B. Bernstein are brothers. Daniel Bernstein is Elliot Bernstein's son and Howard B. Bernstein's nephew.

BENEFICIAL OWNERSHIP OF THE COMPANY'S STOCK

      The following table sets forth certain information regarding the ownership of Bel's Class A Common Stock and Class B Common Stock as of April 1, 2000 by
(a) each director and nominee; (b) each of the Named Officers (as defined below); and (c) all directors and executive officers as a group. Unless otherwise stated in the footnotes following the table, the nominees, directors and Named Officers listed in the table have sole power to vote and dispose of the shares which they beneficially owned as of April 1, 2000.


                                                                        AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED (1)
                                                              ------------------------------------------------------------------
                                                                  CLASS A COMMON STOCK                CLASS B COMMON STOCK
                                                              ----------------------------     ---------------------------------
                                                                               PERCENT OF                            PERCENT OF
                                                                               OUTSTANDING                           OUTSTANDING
                                                              NO. OF SHARES      SHARES        NO. OF SHARES           SHARES
                                                              -------------    -----------     -------------         -----------
Daniel Bernstein (2) .......................................     122,298           4.6            347,770                4.4
Elliot Bernstein (3) .......................................     253,357           9.6            748,145                9.4
Howard B. Bernstein (4) ....................................     140,250           5.3            406,550                5.1
Colin Dunn (5) .............................................       1,592            *              14,573                 *
Peter Gilbert ..............................................         500            *               1,500                 *
John S. Johnson (6) ........................................       1,900            *              10,300                 *
Joseph Meccariello (7) .....................................       1,250            *               4,839                 *
Robert H. Simandl (8) ......................................       1,585            *               4,755                 *
Arnold Sutta (9) ...........................................       1,517            *               4,855                 *
John F. Tweedy .............................................         250            *               2,750                 *
All directors, nominees and executive officers as a
  group, including those above 11 persons) (10) ............     526,290          20.0          1,547,872               19.4

----------------------

(1) As of April 1, 2000, there were 2,637,185 and 7,939,641 shares of Class A Common Stock and Class B Common Stock outstanding, respectively.

(2) The shares of Class A Common Stock beneficially owned by Daniel Bernstein include (i) 6,250 shares which may be acquired by him on or before May 31, 2000 upon the exercise of stock options, (ii) 11,500 shares held by Mr. Bernstein as trustee for his children and (iii) 1,549 shares allocated to Mr. Bernstein in the Company's 401(k)

     Plan over which he has voting but no investment power. The shares of Class B Common Stock beneficially owned by Daniel Bernstein include (i) 6,250 shares which may be acquired by him on or before May 31, 2000 upon the exercise of stock options, (ii) 36,500 shares held by Mr. Bernstein as trustee for his children and (iii) 5,023 shares allocated to Mr. Bernstein in the Company's 401(k) Plan over which he has no voting or investment power.

(3) The shares of Class A Common Stock beneficially owned by Elliot Bernstein include: (i) 13,400 shares held of record by Mr. Bernstein's wife, (ii) 18,800 shares owned by a non-for-profit foundation of which Mr. Bernstein is President and Trustee, (iii) 104,500 shares owned by a family partnership of which Mr. Bernstein is the general partner and (iv) 1,497 shares allocated to Mr. Bernstein in the Company's Far East Retirement Plan (the "Far East Plan") over which he has voting but no investment power. The shares of Class B Common Stock beneficially owned by Elliot Bernstein include: (i) 12,500 shares which may be acquired by him on or before May 31, 2000 upon the exercise of stock options; (ii) 40,200 shares held of record by Mr. Bernstein's wife, (iii) 56,400 shares owned by a non-for-profit foundation of which Mr. Bernstein is President and Trustee,
     (iv) 304,500 shares owned by a family partnership of which Mr. Bernstein is the general partner and (v) 5,015 shares allocated to Mr. Bernstein in the Far East Plan over which he has no voting or investment power.

(4) The shares of the Company beneficially owned by Howard B. Bernstein include 250 shares of Class A Common Stock and 750 shares of Class B Common Stock held of record by Mr. Bernstein's wife. Mr. Bernstein disclaims beneficial ownership of these shares.

(5) The shares of Class A Common Stock beneficially owned by Colin Dunn include: (i) 437 shares which may be acquired by him on or before May 31, 2000 upon the exercise of stock options and (ii) 1,155 shares allocated to him in the Company's 401(k) Plan over which he has voting but no investment power. The shares of Class B Common Stock beneficially owned by Mr. Dunn include: (i) 7,062 shares which may be acquired by him on or before May 31, 2000 upon the exercise of stock options and (ii) 3,761 shares allocated to him in the Company's 401(k) Plan over which he has no voting or investment power.

(6) The shares of the Company beneficially owned by Mr. Johnson include 150 shares and 1,050 shares, respectively, of Class A Common Stock and Class B Common Stock held by Mr. Johnson as custodian for his grandchildren.

(7) The shares of Class A Common Stock beneficially owned by Mr. Meccariello consist of shares which may be acquired by him on or before May 31, 2000 upon the exercise of stock options. The shares of Class B Common Stock beneficially owned by Mr. Meccariello include: (i) 3,750 shares which may be acquired by him on or before May 31, 2000 upon the exercise of stock options, (ii) 720 shares held of record by Mr. Meccariello's wife and (iii) 369 shares allocated to him in the Far East Plan over which he has no voting or investment power.

(8) The shares of the Company beneficially owned by Mr. Simandl include 1,200 shares of Class A Common Stock and 3,600 shares of Class B Common Stock held of record by Mr. Simandl's wife.

(9) The shares of the Company beneficially owned by Mr. Sutta include 1,417 shares of Class A Common Stock and 4,555 shares of Class B Common Stock allocated to Mr. Sutta in the Company's 401(k) Plan over which he has with respect to the Class A Common Stock, voting but no investment power and with respect to the Class B Common Stock, no voting or investment power.

(10) Includes 7,937 shares of Class A Common Stock and 29,562 shares of Class B Common Stock which may be acquired on or before May 31, 2000 upon the exercise of stock options and 6,909 and 22,808 shares of Class A Common Stock and Class B Common Stock, respectively, allocated in the Company's 401(k) Plan and Far East Plan over which such persons have with respect to the Class A Common Stock, voting but no investment power and with respect to the Class B Common Stock, no voting or investment power.

* Shares constitute less than one percent of the shares of Class A Common Stock or Class B Common Stock outstanding.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and greater than 10 percent beneficial owners to file with the Securities and Exchange Commission certain reports regarding such persons' ownership of the Company's securities. Directors, officers and greater than 10 percent beneficial owners are required by applicable regulations to furnish Bel with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms or information furnished to Bel, Bel believes that during its 1999 fiscal year all filing requirements applicable to its directors, officers and greater than 10 percent beneficial owners were satisfied on a timely basis, except that Joseph Meccariello (an executive officer of Bel) failed to file on a timely basis one report disclosing three sales that occurred in November 1999. In addition, the Company recently discovered that Peter Christoffer (an executive officer of Bel) failed to file on a timely basis a report disclosing a sale of 1,750 shares of Bel's Common Stock that occurred in February 1998 (prior to the Company's recapitalization of its Common Stock into Class A and Class B Common Stock.) These late filings were inadvertent, and the required filings were made promptly after noting the failures to file.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

      The following table sets forth, for the fiscal years ended December 31, 1997, 1998 and 1999, the annual and long-term compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers of Bel during 1999 (the "Named Officers"):


                                                     SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                             ANNUAL COMPENSATION          --------------------
                                                    -----------------------------------   SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR         SALARY        BONUS     OTHER(1)     OPTIONS/SARS(#)(2)    COMPENSATION(3)
---------------------------              ----       ----------    ---------  ----------   --------------------   ---------------
Elliot Bernstein                         1999        $350,000     $     --   $     --               --              $30,756
  Chairman and Chief                     1998         350,000           --         --           50,000               30,756
  Executive Officer                      1997         350,000           --         --               --               23,756
Daniel Bernstein                         1999         189,280       94,640         --               --               13,349
  President                              1998         182,001      110,700         --           50,000                9,810
                                         1997         173,807       75,000         --               --               11,849
Arnold Sutta                             1999         155,992       29,998         --               --                5,930
  Vice President                         1998         150,747       29,305         --               --                4,850
                                         1997         122,317        9,420         --               --                4,397
Colin Dunn                               1999         151,856       39,843         --               --                7,096
  Vice President and                     1998         146,016       71,659         --           30,000                4,730
  Treasurer                              1997         142,074       20,769         --               --                5,525
Joseph Meccariello                       1999         142,978       36,410     91,473               --               10,008
  Vice President                         1998         137,495       70,339    100,775               --                9,622
                                         1997         132,290       31,200    100,906           20,000                6,611

---------------------------

(1) During the periods presented above, no Named Officer received perquisites (i.e., personal benefits) in excess of 10% of such individual's reported salary and bonus, except that Mr. Meccariello received housing allowances of $91,473, $100,775 and $100,906 during 1999, 1998 and 1997, respectively.

(2) The securities underlying options have been adjusted to reflect Bel's 2-for-1 stock split payable on December 1, 1999 (the "December 1999
      Stock Split") to the shareholders of record on November 22, 1999, in the form of a dividend of 1 share of Class B Common Stock for each shares of Class A and Class B Common Stock outstanding.

(3) Compensation reported under this column for 1999 includes: (i) contributions of $24,500 for Elliot Bernstein and $10,008 for Joseph Meccariello to the Company's Far East Retirement Plan and contributions of $9,349, $5,930 and $7,096, respectively, for Daniel Bernstein, Arnold Sutta and Colin Dunn, respectively, to the Company's 401(k) Plan, to match 1999 pre-tax elective deferral contributions (included under "Salary") made by each Named Officer to such Plans, such contributions currently being made in shares of the Company's Class B Common Stock, (ii) $4,000 paid to each of Elliot Bernstein and Daniel Bernstein as directors' fees, and (iii) $2,256 paid by the Company as a premium for term life insurance for Elliot Bernstein.

EMPLOYMENT AGREEMENT

      The Company and Mr. Elliott Bernstein have entered into an employment agreement, dated October 29, 1997. Pursuant to his employment agreement, Mr. Bernstein will continue to serve as Chairman of the Board of Bel for on-going three year terms, at a base salary of $350,000 per year. Mr. Bernstein will also be entitled to receive those benefits which he is currently receiving, including health care and insurance benefits. The employment agreement provides that if Mr. Bernstein is disabled and cannot perform his duties under the agreement or if he dies, the Company will continue to pay to Mr. Bernstein or his estate his base salary for the balance of the term in effect at the time of such termination. The employment agreement also contains non-competition provisions which extend during the term of the agreement and for a period of one year following termination of employment.

OPTION EXERCISES AND HOLDINGS

      No stock options were granted during the year ended December 31, 1999. The following table sets forth information regarding stock option exercises by the Named Officers during the year ended December 31, 1999, including the aggregate value of gains on the date of exercise. In addition, the following table provides data regarding the number of shares covered by both exercisable and non-exercisable stock options at December 31, 1999. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of existing options and either $27.875 or $21.00, the closing sale price of the Company's Class A Common Stock or Class B Common Stock, respectively, on December 31, 1999.


                                         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                                AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                 NUMBER OF
                                   SHARES OF     VALUE REALIZED             CLASS A / CLASS B                 VALUE OF
                                   CLASS A /      (MARKET PRICE           SECURITIES UNDERLYING              UNEXERCISED
                                    CLASS B        ON EXERCISE                  UNEXERCISED                 IN-THE-MONEY
                                     STOCK          DATE LESS          OPTIONS/SARS AT YEAR-END(#)   OPTIONS/SARS AT YEAR-END($)
                                  ACQUIRED ON       EXERCISE           ---------------------------   ----------------------------
NAME                             EXERCISE(#)(1)     PRICE) ($)         EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                             --------------  -------------         -----------   -------------   -----------    -------------
Elliot Bernstein .............       10,000/          492,300                  --/            --/        184,375        553,125
                                     30,000                                12,500         37,500
Daniel Bernstein .............        2,500/          129,000               6,250/         6,250/        222,969        668,906
                                      7,500                                 6,250         31,250

Arnold Sutta .................        1,250/           59,675               --/--          1,250/             --         78,594
                                      3,750                                                3,750

Colin Dunn ...................        1,875/          109,084                 437/         1,313/        117,254        351,839
                                      5,625                                 7,062         21,188

Joseph Meccariello ...........        --/--                --               1,250/         2,500/         80,469        160,938
                                                                            3,750          7,500


------------------

(1) The shares acquired upon exercise have been adjusted to reflect the December 1999 Stock Split.

THE BOARD OF DIRECTORS; COMMITTEES OF THE BOARD; DIRECTORS' COMPENSATION

      The Company's Board of Directors holds a regular meeting immediately before the Annual Meeting of Shareholders and meets on other occasions throughout the year. During 1999, the Board held six meetings.

      Bel's Board has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee is composed of Elliot Bernstein, Daniel Bernstein and Robert H. Simandl; the Compensation Committee is composed of Daniel Bernstein, Peter Gilbert and Robert H. Simandl; and the Audit Committee is composed of Peter Gilbert and John S. Johnson. The function of the Executive Committee is to act in the place of the Board when the Board cannot be convened. The Compensation Committee is charged with the responsibility of administering the Company's Stock Option Plan and also reviews the compensation of Bel's executive officers. The Audit Committee reviews significant audit and accounting principles, policies and practices, and meets with the Company's independent auditors. During 1999, the Executive Committee held no meetings, the Audit Committee held two meetings and the Compensation Committee held two meetings.

      In 1999, directors of the Company received an annual retainer of $6,000, $750 for each Board meeting they attended and $500 for each committee meeting which they attended. Directors who are executive officers of the Company do not receive directors' fees otherwise payable to directors of the Company, but receive an annual retainer of $4,000 if they are directors of the Company's foreign subsidiaries.

      John S. Johnson, a director of the Company, provides consulting services to the Company from time to time. In 1999, fees received by Mr. Johnson for such services were not material.

      For a description of legal services provided to the Company by Robert H. Simandl during 1999, see "Compensation Committee Interlocks and Insider Participation."

PERFORMANCE GRAPH

      The following graph compares the cumulative total return on a hypothetical $100 investment made at the close of business on December 31, 1994 in Bel's Common Stock and, since the Company's recapitalization effected July 9, 1998, in Bel's Class A Common Stock and Class B Common Stock with the Nasdaq Stock Index and the Nasdaq Electronic Components Stock Index. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment in either the Class A Common Stock or the Class B Common Stock would increase or decrease in value over time, based on dividends and increases or decreases in market prices. The market prices of the Class A Common Stock and the Class B Common Stock were averaged.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

Prepared by the Center for Research in Security Prices
Produced on 04/12/2000 including data to 12/31/1999

CRSP Total Returns Index for:               12/1994   12/1995   12/1996   12/1997   12/1998   12/1999
----------------------------                -------   -------   -------   -------   -------   -------
BEL FUSE, INC.                                100.0     127.3     191.2     231.8     471.6     664.1
Nasdaq Stock Market (US Companies)            100.0     141.3     173.9     213.1     300.4     556.0
Nasdaq Electronic Component Stocks
SIC 3670-3679 US & Foreign                    100.0     166.5     288.3     302.3     467.3     913.3


NOTES:

     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

     D.   The index level for all series was set to $100.0 on 12/31/94.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Decisions on compensation of Bel's executive officers generally are made by the Compensation Committee of the Board of Directors (the "Committee"). Pursuant to Securities and Exchange Commission rules designed to enhance disclosure of corporate policies regarding executive compensation, Bel has set forth below a report submitted by the Committee addressing Bel's compensation policies for 1999 as they affected Elliot Bernstein (the Chief Executive Officer) and the other Named Officers.

      The goals of Bel's compensation policies for executive officers are to provide a competitive level of base salary and other benefits to attract, retain and motivate high caliber personnel.

      The Company's compensation program consists primarily of base salary and long-term incentive awards. In making its compensation decisions, the Committee analyzes the Company's performance, the individual's performance in terms of the fulfillment of responsibilities related to the applicable position, and the individual's contribution to the Company. Mr. Daniel Bernstein, a member of the Committee, did not participate with respect to determinations regarding his own compensation.

      Executive officers receive performance and salary reviews each year. Salary increases are based on an evaluation of the extent to which a particular executive officer is determined to have assisted the Company in meeting its business objectives and in contributing to the growth and performance of the Company.

      The Company and the Chief Executive Officer agreed in each of the last several years that the Chief Executive Officer's salary would not be increased. The salary of Daniel Bernstein, President of the Company, was raised during each of the last three years to reflect Mr. Bernstein's increased responsibilities and his performance of those responsibilities as President of the Company. Daniel Bernstein also received a bonus in 1999, 1998 and 1997 as a result of his performance and that of the Company. In establishing Daniel Bernstein's salary and bonus for 1998, the Compensation Committee also considered a survey of compensation paid to executives with similar positions at comparable companies. Bonuses were granted to the other Named Officers for 1999 and their salaries were increased in 1999 as a result of their individual performance and that of the Company.

      The Company's long-term incentive award program includes the grant of stock options. Stock options only produce value to executives if the price of the Company's stock appreciates, thereby directly linking the interests of executives with those of stockholders. All of the Company's stock options have been granted at exercise prices at least equal to the market price on the grant date. In light of previous option grants, no additional stock options were granted to the Named Officers during 1999.

      Pursuant to the Company's domestic 401(k) Plan and Far East Retirement Plan, the Company makes matching contributions of pre-tax elective deferral contributions made by executive officers. The Company's matching contributions under the 401(k) Plan are currently made in shares of Bel's Class B Common Stock and under the Far East Retirement Plan are currently made partly in shares of Bel's Class B Common Stock (approximately 10% of the Company's contribution) and partly in cash (approximately 90% of the contribution). Bel believes that these plans are an important element in executive long-term compensation and foster the retention and motivation of qualified executives.

      During 1993, the Omnibus Reconciliation Act of 1993 was enacted. This Act includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Company's five highest paid officers beginning in 1994. Based on regulations issued by the Internal Revenue Service and an analysis by the Company to date, the Company believes that any compensation realized in connection with the exercise of stock options granted by the Company will continue to be deductible as performance-based compensation. The Committee and the entire Board of Directors will continue to evaluate the impact of this legislation on Bel's compensation program and intends to submit appropriate proposals to stockholders at future meetings if necessary in order to maintain the deductibility of executive compensation.

                                                         Respectfully submitted,

                                                         ROBERT H. SIMANDL
                                                         PETER GILBERT
                                                         DANIEL BERNSTEIN

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Daniel Bernstein, Peter Gilbert and Robert H. Simandl served as members of the Compensation Committee of the Company's Board of Directors during 1999.

      Mr. Simandl has served as the Company's Secretary for more than the past five years. Mr. Simandl and his predecessor firms have served as general counsel to the Company for more than five years. Fees received by Mr. Simandl's firm from the Company during 1999 were not material. The Company will retain Mr. Simandl in 2000.

      Although Daniel Bernstein served as a member of the Compensation Committee of the Company's Board of Directors during 1999, he did not participate with respect to determinations regarding his own compensation. Daniel Bernstein has been President of the Company since 1992, served the Company in other capacities in prior years, and has been a director of the Company since 1986.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      Deloitte & Touche LLP, independent certified public accountants, has been selected by the Board of Directors to audit and report on Bel's financial statements for the year ending December 31, 2000. Deloitte & Touche LLP began auditing Bel in 1983. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he so desires. The representative is expected to be available to respond to appropriate questions from shareholders.

OTHER MATTERS

      At the time this Proxy Statement was mailed to shareholders, management was not aware that any matter other than the election of directors would be presented for action at the Annual Meeting. If other matters properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect to those matters in accordance with the best judgment of the persons voting them.

                                            By Order of the Board of Directors

                                            ROBERT H. SIMANDL, Secretary

Dated: April 25, 2000

      A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1999, INCLUDING FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

                                  BEL FUSE INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS,
                                  MAY 25, 2000

    The undersigned hereby appoints Howard B. Bernstein, Robert H. Simandl and Daniel Bernstein, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the shareholders of the Company to be held on May 25, 2000, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

      1. Election of the Board's nominees for Director. (The Board of Directors recommends a vote "FOR".)

            [] FOR the nominees listed below (except as marked to the contrary below)

            []    WITHHOLD AUTHORITY to vote for the nominees listed below
                              Nominees: Howard B. Bernstein and John F. Tweedy

            INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write the nominee's name in the space provided below.

                     -----------------------------------------------------------

      2. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

                  (Continued and to be signed on reverse side)


                          (Continued from reverse side)

   UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY,
           THIS PROXY WILL BE VOTED FOR EACH OF THE BOARD'S NOMINEES.

                                                 Dated:                 , 2000

                                                 Signed ______________________

                                                 _____________________________

                                                 Please sign this proxy and
                                                 return it promptly whether or
                                                 not you expect to attend the
                                                 meeting. You may nevertheless
                                                 vote in person if you attend.

                                                 Please sign exactly as your
                                                 name appears hereon. Give full
                                                 title if an Attorney, Executor,
                                                 Administrator, Trustee,
                                                 Guardian, etc.

                                                 For an account in the name of
                                                 two or more persons, each
                                                 should sign, or if one signs,
                                                 he should attach evidence of
                                                 his authority.